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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                         NATIONAL EDUCATION CORPORATION
                                       AT

                              $19.50 NET PER SHARE
                                       BY

                          NICK ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                             HARCOURT GENERAL, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON FRIDAY, MAY 16, 1997, UNLESS THE OFFER IS EXTENDED.

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
To Brokers, Dealers, Commercial Banks,                                          April 21, 1997
  Trust Companies and Other Nominees:

     We have been appointed by Nick Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Harcourt General, Inc., a Delaware corporation (the "Parent"), to act as Dealer-Managers in connection with the Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of National Education Corporation, a Delaware corporation (the "Company"), at a purchase price of $19.50 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 21, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares ("Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, (1) Shares representing at least a majority of the total number of outstanding shares of Common Stock of the Company on a fully diluted basis (assuming conversion of all outstanding
6 1/2% Convertible Subordinated Debentures due 2011 of the Company and the exercise of all outstanding options) being validly tendered and not withdrawn prior to the expiration of the Offer, (2) the Agreement and Plan of Reorganization, dated as of March 12, 1997 (the "Sylvan Merger Agreement"), between the Company and Sylvan Learning Systems, Inc. ("Sylvan") having been terminated without any payments by or penalties to the Company (other than any applicable payments pursuant to Section 6.3 of the Sylvan Merger Agreement), (3) the Company not having entered into or effectuated any new or amended agreements with Sylvan or any other person or entity or otherwise having taken any action, including, without limitation, the declaration or payment of any dividend or distribution on the Shares, having the effect of impairing the ability of the Purchaser to acquire the Company or otherwise diminishing the expected economic value to the Purchaser of the acquisition of the Company, (4) the Purchaser being satisfied, in its sole discretion, that the unaffiliated stockholder vote specified in the Company's Restated Certificate of Incorporation would not be required prior to the consummation of the Proposed Harcourt
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Merger (as defined in the Offer to Purchase), and (5) the Purchaser being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law has been complied with in connection with the Purchaser's acquisition of the Company or is invalid or otherwise inapplicable to the Purchaser in connection with the Offer and the Proposed Harcourt Merger. The Offer is also subject to other terms and conditions. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase. The Offer is not conditioned on obtaining financing.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated April 21, 1997.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to IBJ Schroder Bank & Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          6. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 16, 1997, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal, together with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase and Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase must be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares desire to tender Shares pursuant to the Offer and such holder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase are duly complied with.

     Neither the Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers and MacKenzie Partners, Inc. (the "Information Agent") as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Parent or the Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay any stock transfer taxes
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with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Goldman, Sachs & Co., the Dealer Managers, or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARENT, THE COMPANY, THE DEPOSITARY, THE DEALER MANAGERS OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.